N-SAR Item 77H: Change in Control of Registrant

Below are the persons presumed to control Registrant’s series because such person owns more than 25% of a series based on the records of the series.

As of Jan 31st 2017
Fund	Name of Person	Ownership % of Series
COLUMBIA GLOBAL STRATEGIC EQUITY FUND	AMERICAN ENTERPRISE INVESTMENT SERVICES	46.18%
COLUMBIA CAPITAL ALLOCATION MODERATE AGGRESSIVE PORTFOLIO	AMERICAN ENTERPRISE INVESTMENT SERVICES	44.32%

As of August 1st 2016
Fund	Name of Person	Ownership % of Series